Exhibit 99.1
CONTACTS:

Investors:	Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

Media:	Karen Lynn
VP of Communications
Ameristar Casinos, Inc.
(702) 567-7038
AMERISTAR REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS
■	Maintains Stable Profit Margins and Market Positions at Historical Properties for Full Year 2007

■	Fourth Quarter Operating Results Adversely Impacted by Economic Conditions, Winter Weather and Construction Disruptions

■	Growth Expected in 2008 from Expansion and Enhancement Projects Currently Underway
Las Vegas, Nevada, February 20, 2008 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the fourth quarter and year ended December 31, 2007.
“Ameristar retained its strong positions in all locations in 2007,” said John Boushy, Chief Executive Officer and President. “We maintained stable profit margins and market positions on a same-store basis for the year due to the high quality of our assets and the broad array of amenities at our properties. This is indicative of the strong appeal of the Ameristar brand and our ongoing commitment to drive profitable growth.”

“Although slowing market growth, severe weather and construction-related disruption negatively impacted our fourth quarter performance, Ameristar demonstrated substantial resilience in the face of this confluence of factors,” Mr. Boushy said.
Net revenues for the fourth quarter were $302.8 million compared to $244.0 million in last year’s fourth quarter. Included in 2007 results were net revenues of $64.4 million from the Company’s East Chicago property, which was acquired on September 18, 2007.
Fourth quarter 2007 adjusted EBITDA was $66.8 million, similar to the $66.6 million in adjusted EBITDA for the 2006 fourth quarter. Adjusted EBITDA for the 2007 fourth quarter represents EBITDA of $59.3 million, excluding:
•	pre-opening expenses of $2.1 million related to the St. Charles hotel and other new amenities;

•	integration and transition costs of $974,000 related to the East Chicago property acquisition; and

•	an impairment loss of $4.5 million related to a previously-planned hotel project.
Adjusted EBITDA for the 2006 fourth quarter represents EBITDA of $66.1 million, excluding:
•	an impairment loss of $581,000 related to a previously-planned hotel project.
More information on non-GAAP financial measures, EBITDA and Adjusted EBITDA can be found under the caption “Use of Non-GAAP Financial Measures” on page 15 of this release.
Operating income for the fourth quarter of 2007 was $34.5 million compared to $42.0 million in the same 2006 period. Fourth quarter operating income was negatively affected by the $4.5 million impairment charge and the $3 million of pre-opening and acquisition-related expenses cited above, as well as an increase of $1.8 million in stock-based compensation expense.
Net income for the fourth quarter was $8.2 million, or $0.14 per share on a diluted basis, which included $4.9 million, or $0.08 per share, representing the after-tax impact of the impairment loss and pre-opening and acquisition-related expenses. Fourth quarter 2007 net income benefited by $1.9 million, or $0.03 per diluted share, from the favorable outcome of a state income tax matter. In last year’s fourth quarter, the Company reported net income of $17.8 million, or $0.31 per diluted share, which included $378,000, or $0.01 per share, representing the after-tax impact of the impairment loss.
Net revenues for full year 2007 were $1.1 billion and included $73.6 million in net revenues from the recently-acquired East Chicago property. For 2006, the Company reported net revenues of $1.0 billion.
Adjusted EBITDA for 2007 reached $277.9 million, up 3.8% from 2006 adjusted EBITDA of $267.7 million. Adjusted EBITDA for 2007 represents EBITDA of $268.5 million, excluding:
•	pre-opening expenses of $2.8 million related to the St. Charles hotel and other new amenities;

•	integration and transition costs of $2.1 million related to acquisition of the East Chicago property; and

•	the impairment loss of $4.5 million related to the previously-planned hotel project.
Adjusted EBITDA for 2006 represents EBITDA of $265.4 million, excluding:
•	rebranding costs of $1.7 million related to the Black Hawk property; and

•	the impairment loss of $581,000 related to the previously-planned hotel project.
Operating income for the year was $173.7 million, an increase of 1.3% from the $171.5 million reported in 2006. Net income was $69.4 million, or $1.19 per diluted share, compared to $59.6 million, or $1.04 per diluted share reported for 2006. Net income for 2007 included $6.7 million, or $0.11 per diluted share, representing the after-tax impact of the impairment loss, pre-opening expenses and acquisition-related integration and transition costs cited above, as well as the net negative impact of an adjustment to state income tax expense. In 2006, net income included a $17.1 million, or $0.30 per diluted share, after-tax impact of a loss on early retirement of debt and $1.5 million, or $0.03 per diluted share, related to rebranding costs and the impairment loss.
In 2007, the Company repurchased 376,400 shares of common stock in the open market at an average price of $25.65 per share for a total cost of $9.7 million. Since August 2006, the Company has repurchased 787,236 shares at an average price of $22.43 per share for an aggregate cost of $17.7 million. Approximately 2.0 million shares remain available for repurchase under the currently authorized repurchase program.
2007 Property Highlights
•	Ameristar Black Hawk remained a strong performer in 2007, reporting EBITDA growth of 49.6% for the year and 23.6% for the fourth quarter and increasing its market share in both periods. This property has reported excellent results since its rebranding as “Ameristar” in April 2006 and demonstrates the Company’s successful strategy to generate profitable growth through its high quality product, superior guest service and proven marketing techniques.

•	Ameristar Kansas City posted increased profitability for the year despite softer market conditions in the fourth quarter. EBITDA increased 3.7% on a year-over-year basis, overcoming a significant increase in the number of bad weather days during the fourth quarter and the major expansion of a competitor’s property in the second quarter.

•	Ameristar St. Charles continued to be a strong market competitor. Net revenues remained stable on a year-over-year basis and EBITDA, excluding pre-opening expenses, declined by a modest 1% in 2007 despite the significant construction-related disruptions and delays, the impact of bad weather during the fourth quarter and increased competition in the market that occurred in the second half of the year.

•	Ameristar Council Bluffs increased its sequential market share in the fourth quarter without incremental promotional spending. Net revenues for 2007 were slightly below 2006 levels, primarily due to the opening of a competitor’s property in the first quarter of 2006. EBITDA declined 2% for the year principally due to softer market conditions throughout most of the year and inclement weather during the fourth quarter.

•	The Jackpot properties recorded 6.6% net revenue growth for the year and a 9.2% increase in EBITDA, reflecting the strength of Ameristar’s position in this market.

•	Ameristar Vicksburg’s net revenue performance was affected by the re-opening of Gulf Coast casinos that were previously closed as a result of Hurricane Katrina and, during the second half of the year, by significant construction-related disruptions at the property and general economic weakness in the region. Net revenues were down 3.5% for the year and EBITDA declined 5.2% from 2006 levels.

•	East Chicago, which the Company acquired late in the third quarter, experienced a 13.5% decline in fourth quarter gross gaming revenues during this transition period. This was slightly greater than the market decline. Year-to-date EBITDA was $8.8 million, including $1.2 million in integration costs.
Outlook
Based upon current economic forecasts and initial revenue trends in the Company’s markets, management expects that the first half of 2008 will be a period of difficult same-store, year-over-year comparisons. “Within what is projected to be a challenging economic environment,” Mr. Boushy said, “we believe that Ameristar will continue to benefit from the broad appeal of our properties, our disciplined operating and marketing strategies, and the expansions that we are bringing on-line in 2008 and beyond.”

Within a period of slower than historical market growth, management expects to maintain Ameristar’s market share positions and industry-leading margins on a same-store basis.
“In 2007, the Company made significant investments in the expansion and enhancement of our properties,” Mr. Boushy noted. “As we complete our St. Charles and Vicksburg projects and rebrand our East Chicago property, Ameristar will be well-positioned to drive market growth, increase market share and post improving operating profitability during 2008.”
For the full year 2008, the Company currently expects:
•	depreciation to range from $110 million to $115 million

•	interest expense to be between $77 million and $82 million

•	the combined state and federal income tax rate to be in the range of 42 percent to 43 percent

•	capital spending of $275 million to $300 million

•	capitalized interest of $12 million to $15 million

•	non-cash stock-based compensation expense of $12 million to $13 million.
Expansion Projects
St. Charles. In late December 2007, Ameristar opened two high-quality amenities to complement its St. Charles facility. HOME, a 17,500 square-foot nightclub, was launched on December 27th with a five-day celebration that attracted sellout crowds. Lixx, the trendy new circle bar located on the gaming floor, features high energy music provided by a state-of-the-art audio system.
At the end of January 2008, the Company opened the first 100 guest suites at the luxurious Ameristar St. Charles hotel. The hotel currently has 159 suites in operation. Over each of the next several months, 80 to 100 suites should be added. It is expected that all 400 guest suites, as well as the 7,000-square-foot spa and indoor-outdoor pool, will be fully operational by May.

In addition, the renovation and modernization of Ameristar Boulevard, the five-lane access road to Ameristar St. Charles, was completed in December 2007 and provides a greatly improved approach to the property. New lighting and additional landscaping to enhance the entrance and arrival experience are currently being installed.
East Chicago. The Company’s East Chicago property, which represents an important market for future growth, is undergoing a number of improvements that are designed to positively impact performance.
Upgrades to the casino and enhancements to the dining experiences are ongoing in an effort to bring the property closer to the Ameristar standard. The Company is also fine-tuning its marketing and promotional activities in order to most effectively reach its target customers.
Ameristar remains on budget for the upgrades and related expenses to be incurred in connection with the rebranding of the property. The Company continues to expect to launch the Ameristar brand in the Chicagoland market no later than the third quarter of 2008.
Jackpot. In order to reinforce its AAA Four Diamond rating, the hotel at Cactus Petes is undergoing renovation. The project is expected to be complete by Memorial Day at a cost of approximately $16 million.
Vicksburg. Ameristar Vicksburg is undergoing a major expansion program at a cost of approximately $100 million. Work is progressing on the 1,000-space garage and expanded gaming facility with completion targeted for the end of June 2008. Renovation of the hotel was completed in December 2007 on schedule and slightly below budget.

Black Hawk. Excavation and rock removal at the site of the new Ameristar Black Hawk hotel has been completed. Work on the 536-room hotel tower is continuing, and the planned opening for the hotel remains in the second half of 2009. The cost of the hotel is expected to be approximately $235 million to $240 million, representing an increase of $15 million to $20 million over the previous budget. The revised cost estimate is attributable to increases in material costs and the unforeseen site conditions, which necessitated the relocation of incoming utilities.
Council Bluffs. The Company continues to evaluate design alternatives for its planned expansion project at Council Bluffs. The current plan calls for doubling the casino floor by adding approximately 60,000 square feet to the facility with a budget of approximately $100 million and a scheduled completion date in the second half of 2009.
Conference Call Information
Ameristar will hold a conference call to discuss our fourth quarter and year-end results on Wednesday, February 20, 2008 at 5 p.m. Eastern Time. The call can be accessed live by dialing (888) 694-4728 and using the conference ID number, which is 32007885. Conference call participants are requested to dial in to the call at least five minutes early to ensure a prompt start. Interested parties wanting to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site — www.ameristar.com — in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section. The conference call will be recorded and can be replayed from February 20, 2008 at 8:00 p.m. Eastern Time until February 27, 2008 at 3:00 a.m. Eastern Time. To listen to the replay, call (800) 642-1687.
Forward-Looking Information
This document contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City (Western Missouri); Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); Cactus Petes and The Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest); and Resorts East Chicago (Chicagoland area), which was acquired on September 18, 2007.
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007 (1)(2)	2006	2007 (1) (2)	2006 (3)
REVENUES:
Casino	$306,991	$242,389	$1,083,380	$1,008,311
Food and beverage	37,977	31,768	136,471	131,795
Rooms	8,794	6,608	30,844	27,972
Other	8,371	7,016	30,387	29,082

	362,133	287,781	1,281,082	1,197,160
Promotional allowances	(59,357)	(43,738)	(200,559)	(196,862)

Net revenues	302,776	244,043	1,080,523	1,000,298

OPERATING EXPENSES:
Casino	145,651	105,526	478,504	439,101
Food and beverage	19,145	17,346	70,439	68,744
Rooms	3,506	1,776	9,341	6,780
Other	4,625	3,981	19,157	18,749
Selling, general and administrative	65,994	48,781	229,801	200,588
Depreciation and amortization	24,758	24,031	94,810	93,889
Impairment loss on assets	4,592	581	4,758	931

Total operating expenses	268,271	202,022	906,810	828,782

Income from operations	34,505	42,021	173,713	171,516

OTHER INCOME (EXPENSE):
Interest income	395	631	2,113	2,746
Interest expense, net	(22,828)	(12,151)	(57,742)	(50,291)
Loss on early retirement of debt	—	—	—	(26,264)
Net (loss) gain on disposition of assets	(103)	570	(1,408)	683
Other	(189)	—	(178)	—

INCOME BEFORE INCOME TAX PROVISION	11,780	31,071	116,498	98,390
Income tax provision	3,542	13,238	47,065	38,825

NET INCOME	$8,238	$17,833	$69,433	$59,565

EARNINGS PER SHARE:
Basic	$0.14	$0.32	$1.22	$1.06

Diluted	$0.14	$0.31	$1.19	$1.04

CASH DIVIDENDS DECLARED PER SHARE	$0.10	$0.09	$0.41	$0.38

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	57,078	56,227	57,052	56,155

Diluted	58,219	57,538	58,322	57,327

(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, operating results are included only from the acquisition date.

(2)	For the three months and year ended December 31, 2007, the Company reported an impairment loss related to a discontinued construction project. The impairment loss adversely impacted net income and diluted earnings per share by $2.9 million and $0.05, respectively.

(3)	For the year ended December 31, 2006, the Company reported a one-time charge related to loss on early retirement of debt, which negatively impacted net income and diluted earnings per share by $17.1 million and $0.30, respectively.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
Balance sheet data
Cash and cash equivalents	$98,498	$101,140
Total assets	$2,409,548	$1,541,475
Total debt, including current maturities	$1,645,952	$883,012
Stockholders’ equity	$503,126	$434,164

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Consolidated cash flow information
Net cash provided by operating activities	$30,882	$31,130	$202,746	$169,538
Net cash used in investing activities	$(85,578)	$(71,294)	$(954,287)	$(237,681)
Net cash provided by financing activities	$39,754	$26,556	$748,899	$63,138

Net revenues
Ameristar St. Charles	$67,502	$68,716	$284,106	$284,841
Ameristar Kansas City	58,662	63,442	249,716	252,991
Ameristar Council Bluffs	43,439	44,476	178,349	181,840
Ameristar Vicksburg	29,959	32,053	130,498	135,236
Ameristar Black Hawk	22,020	18,676	91,050	76,692
Jackpot Properties	16,765	16,680	73,199	68,698

Net revenues from historical properties	238,347	244,043	1,006,918	1,000,298
East Chicago (1)	64,429	—	73,605	—

Consolidated net revenues	$302,776	$244,043	$1,080,523	$1,000,298

Operating income (loss)
Ameristar St. Charles	$12,949	$15,005	$64,743	$64,842
Ameristar Kansas City	9,649	11,949	50,092	47,625
Ameristar Council Bluffs	11,575	13,364	49,692	50,950
Ameristar Vicksburg	7,557	10,809	40,586	43,630
Ameristar Black Hawk	3,331	2,170	17,019	7,555
Jackpot Properties	2,321	2,662	13,926	12,812
Corporate and other	(18,569)	(13,938)	(67,705)	(55,898)

Operating income from historical properties	28,813	42,021	168,353	171,516
East Chicago (1)	5,692	—	5,360	—

Consolidated operating income	$34,505	$42,021	$173,713	$171,516

EBITDA
Ameristar St. Charles	$17,379	$21,833	$87,728	$91,493
Ameristar Kansas City	15,142	17,667	72,596	70,009
Ameristar Council Bluffs	14,891	16,743	62,901	64,201
Ameristar Vicksburg	10,639	13,832	52,867	55,788
Ameristar Black Hawk	6,446	5,214	28,799	19,251
Jackpot Properties	3,606	3,817	18,799	17,209
Corporate and other	(17,540)	(13,054)	(63,942)	(52,546)

EBITDA from historical properties	50,563	66,052	259,748	265,405
East Chicago (1)	8,700	—	8,775	—

Consolidated EBITDA	$59,263	$66,052	$268,523	$265,405

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating income margins (2)
Ameristar St. Charles	19.2%	21.8%	22.8%	22.8%
Ameristar Kansas City	16.4%	18.8%	20.1%	18.8%
Ameristar Council Bluffs	26.6%	30.0%	27.9%	28.0%
Ameristar Vicksburg	25.2%	33.7%	31.1%	32.3%
Ameristar Black Hawk	15.1%	11.6%	18.7%	9.9%
Jackpot Properties	13.8%	16.0%	19.0%	18.6%
Operating income margin from historical properties	12.1%	17.2%	16.7%	17.1%
East Chicago (1)	8.8%	—	7.3%	—
Consolidated operating income margin	11.4%	17.2%	16.1%	17.1%

EBITDA margins (3)
Ameristar St. Charles	25.7%	31.8%	30.9%	32.1%
Ameristar Kansas City	25.8%	27.8%	29.1%	27.7%
Ameristar Council Bluffs	34.3%	37.6%	35.3%	35.3%
Ameristar Vicksburg	35.5%	43.2%	40.5%	41.3%
Ameristar Black Hawk	29.3%	27.9%	31.6%	25.1%
Jackpot Properties	21.5%	22.9%	25.7%	25.1%
EBITDA margin from historical properties	21.2%	27.1%	25.8%	26.5%
East Chicago (1)	13.5%	—	11.9%	—
Consolidated EBITDA margin	19.6%	27.1%	24.9%	26.5%

(1)	We acquired the East Chicago property on September 18, 2007, and operating results for this property are included only for the three months and year ended December 31, 2007.

(2)	Operating income margin is operating income (loss) as a percentage of net revenues.

(3)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Ameristar St. Charles:
Operating income	$12,949	$15,005	$64,743	$64,842
Depreciation and amortization	4,430	6,828	22,985	26,651

EBITDA	$17,379	$21,833	$87,728	$91,493

Ameristar Kansas City:
Operating income	$9,649	$11,949	$50,092	$47,625
Depreciation and amortization	5,493	5,718	22,504	22,384

EBITDA	$15,142	$17,667	$72,596	$70,009

Ameristar Council Bluffs:
Operating income	$11,575	$13,364	$49,692	$50,950
Depreciation and amortization	3,316	3,379	13,209	13,251

EBITDA	$14,891	$16,743	$62,901	$64,201

Ameristar Vicksburg:
Operating income	$7,557	$10,809	$40,586	$43,630
Depreciation and amortization	3,082	3,023	12,281	12,158

EBITDA	$10,639	$13,832	$52,867	$55,788

Ameristar Black Hawk:
Operating income	$3,331	$2,170	$17,019	$7,555
Depreciation and amortization	3,115	3,044	11,780	11,696

EBITDA	$6,446	$5,214	$28,799	$19,251

Jackpot Properties:
Operating income	$2,321	$2,662	$13,926	$12,812
Depreciation and amortization	1,285	1,155	4,873	4,397

EBITDA	$3,606	$3,817	$18,799	$17,209

East Chicago:
Operating income	$5,692	$—	$5,360	$—
Depreciation and amortization	3,008	—	3,415	—

EBITDA	$8,700	$—	$8,775	$—

Corporate and other:
Operating loss	$(18,569)	$(13,938)	$(67,705)	$(55,898)
Depreciation and amortization	1,029	884	3,763	3,352

EBITDA	$(17,540)	$(13,054)	$(63,942)	$(52,546)

Consolidated:
Operating income	$34,505	$42,021	$173,713	$171,516
Depreciation and amortization	24,758	24,031	94,810	93,889

EBITDA	$59,263	$66,052	$268,523	$265,405

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
EBITDA	$59,263	$66,052	$268,523	$265,405
Impairment loss on discontinued expansion projects	4,456	581	4,456	581
St. Charles hotel pre-opening expenses	2,080	—	2,840	—
East Chicago transition, rebranding and acquisition costs	974	—	2,087	—
Ameristar Black Hawk rebranding costs	—	—	—	1,675

Adjusted EBITDA	$66,773	$66,633	$277,906	$267,661

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), and Adjusted EBITDA. The following discussion defines these terms and why we believe they are useful measures of our performance.
     EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in our industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has adjusted EBITDA, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of core ongoing operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have reported this measure to our investors and believe the inclusion of Adjusted EBITDA will provide consistency in our financial reporting.
We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is a significant factor in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of potential acquisitions and dispositions it may evaluate. Externally, we believe these measures are used by investors in their assessment of our operating performance and the valuation of our Company.
Adjusted EBITDA, as used in this press release, reflects EBITDA adjusted for impairment losses related to discontinued construction projects, new property acquisition costs, pre-opening expenses and transition and rebranding costs. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income, based upon GAAP.

     Limitations on the Use of Non-GAAP Measures
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA and Adjusted EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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